Exhibit 99.1

ASCENA RETAIL GROUP, INC.

APPOINTS LINDA YACCARINO TO BOARD OF DIRECTORS

MAHWAH, NJ – October 11, 2016 – ascena retail group, inc. (NASDAQ – ASNA), today announced that, after an extensive search, Linda Yaccarino has been appointed as an independent director of ascena, effective immediately. Her appointment returns the ascena Board of Directors to nine members.

Ms. Yaccarino currently serves as Chairwoman, Advertising, Sales and Client Partnerships for NBCUniversal, Inc. With nearly $10 billion dollars of annual revenue responsibility, she is responsible for national advertising revenues and marketplace strategy and innovation for the company’s wide-reaching portfolio, which comprises two broadcast networks, 15 cable networks, and over 50 digital properties.

Since joining NBCUniversal, Inc. in 2011, Ms. Yaccarino has transformed advertising sales into the leading sales and marketing organization in the industry. Prior to joining NBCUniversal, Ms. Yaccarino served as Executive Vice President and COO of Turner Entertainment Advertising Sales, where she was responsible for advertising revenues, marketing and program acquisitions for the company’s portfolio of networks.

Ms. Yaccarino was recognized in 2015 by The Hollywood Reporter’s “Women in Entertainment: Power 100” for the third year in a row. She was also recognized by Variety’s “Power of Women of New York” in 2014 and as a “CEO of Tomorrow” by BusinessWeek.

As an active leader in community and philanthropic work, Ms. Yaccarino sits on the Executive Committee and Board of the Ad Council and on numerous philanthropic boards such as Adults and Children with Learning and Development Disabilities (ACLD) and the John A. Reisenbach (JAR) Foundation. Her community and professional affiliations include active involvement with Women in Cable & Telecommunications and Penn State University, where she sits on the Dean’s Advancement Council in the College of Communications.

“We are delighted to have Linda join our Board,” said Elliot S. Jaffe, Co-Founder and Non-Executive Chairman of the Board, “She brings a wealth of experience that we believe will add great value to our Board.”

About ascena retail group, inc.

ascena retail group, inc. (NASDAQ: ASNA) is a leading national specialty retailer offering apparel, shoes, and accessories for women under the Ann Taylor, LOFT, Lou & Grey, Lane Bryant, maurices, dressbarn and Catherines brands, and for tween girls under the Justice brand.  ascena retail group, inc. operates ecommerce websites and approximately 4,900 stores throughout the United States, Canada and Puerto Rico.

For more information about ascena retail group, inc. visit:  ascenaretail.com, AnnTaylor.com, LOFT.com, louandgrey.com, lanebryant.com, cacique.com, maurices.com, dressbarn.com, Catherines.com, shopjustice.com